SHAREHOLDERS AGREEMENT
                               Dated August , 1997

         The parties to this agreement are Du Qingsong ("Mr. Du") and To Shing Hoi ("Mr. To"). The parties agree as follows:

         1. Restrictions on Transfer

         1.1 Transfers to be Made Only as Permitted or Required by This Agreement. Mr. To may not, directly or indirectly, sell, assign, transfer, pledge or otherwise encumber or dispose of (collectively, "transfer") any shares of common stock par value $.01 per share ("Shares") of Asia Electronics Holding Co. Inc., a British Virgin Islands company (the "Company"), except as specifically permitted by this agreement; any other purported transfer shall be void and of no effect.

         1.2 Permitted Transfers. Mr. To may transfer any Shares he owns to his spouse or descendants or any executor, guardian, committee, trustee or other fiduciary acting as such on behalf or for the benefit of any such spouse or descendant. No transfer pursuant to the immediately preceding sentence may be effected, unless, at or prior to the transfer, the transferee executes and delivers to Mr. Du a written agreement by the


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transferee (in form and substance satisfactory to Mr. Du) to be bound by this agreement as if the transferee were Mr. To. In addition, Mr. To may transfer any Shares, if Mr. Du shall have consented in writing to the transfer, which consent may be withheld by Mr. Du in his sole and absolute discretion.

         2. Voting. Mr. To shall vote his Shares at any meeting or by written consent during the term hereof as Mr. Du directs him to vote by written notice given at least two business days before the vote is required by Mr. Du to be cast. During the term hereof, promptly upon the written request of Mr. Du, Mr. To shall execute and deliver to Mr. Du or Mr. Du's designee(s) an irrevocable proxy or irrevocable proxies appointing Mr. Du or Mr. Du's designee(s) as his irrevocable proxy or proxies to vote all his Shares on any or all matters thereafter as Mr. Du or Mr. Du's designee(s) determine in his or their sole and absolute discretion, which irrevocable proxy or irrevocable proxies shall continue in effect until the earlier of the termination of this section 2 or the proxy's rescission by Mr. Du or Mr. Du's designee(s). Except as provided in the first two sentences of this section 2, Mr. To shall not vote or agree to vote his Shares, or grant a proxy or proxies to vote his Shares, to any person or entity.

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         3. Term. Sections 1 and 2 shall terminate and be of no further force or effect after the tenth anniversary of the closing of the Company's initial public offering.

         4. Miscellaneous

         4.1 Legend. As long as any provision of this agreement remains in effect, each certificate representing Shares shall bear a legend substantially as follows:

         "The shares represented by this certificate are subject to a shareholders agreement dated August __, 1997, which, among other things, restricts the transfer and voting of the shares; a copy of that agreement is on file at the office of the Company."

         4.2 Governing Law. This agreement shall be governed by and construed in accordance with the law of the British Virgin Islands applicable to agreements made and to be performed wholly in the British Virgin Islands.

         4.3 Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at his address or facsimile number given below (or at such other address or

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facsimile number for that party as shall be specified by notice given under this section 4.3):

                  if to Mr. Du, to him at:

                  c/o Asia Electronics Holding Co., Inc.
                  70 West Weiyang Road
                  Xianyang, Shannxi Province
                  People's Republic of China
                  Facsimile:  (+86) 910332088

                  if to Mr. To, to him at:

                  RM1, 11th Floor Ocean View Court
                  27 Chatham Road
                  Tsim Sha Tsui, Kowloon, Hong Kong
                  Facsimile:  (212) 938-5581

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

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         4.4 Counterparts. This agreement may be executed in counterparts, each of which shall be considered an original, and both of which together shall constitute the same instrument.

         4.5 Equitable Relief. The parties acknowledge that the remedy at law for breach of this agreement may be inadequate and that, in addition to any other remedy a party may have for a breach of this agreement, that party may be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy provided in this section 4.5 is in addition to, and not in lieu of, any other rights or remedies a party may have.

         4.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect, and, if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         4.7 Entire Agreement. This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreements between them with respect to that subject matter, may

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not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.



                                               ---------------------------------
                                               Du Qingsong



                                               ---------------------------------
                                               To Shing Hoi


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